UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                      FORM S-8
                              REGISTRATION STATEMENT
                                       under
                             The Securities Act of 1933

                            Western Resources, Inc.

                (Exact name of registrant as specified in its charter)

            Kansas                                   48-0290150
(State or other jurisdiction of        (I.R.S. Employer Identification Number)
 incorporation or organization)

 818 Kansas Avenue, Topeka, Kansas                      66612
(Address of principal executive offices)              (Zip Code)

       Western Resources, Inc.  1996 Long Term Incentive and Share Award Plan
                             (Full title of the plan)

    Richard D. Terrill                                 S.L. Kitchen
Corporate Secretary and Associate           Executive Vice President and Chief
      General Counsel                                Financial Officer
     818 Kansas Avenue                               818 Kansas Avenue
    Topeka, Kansas 66612                           Topeka, Kansas 66612
        (913)575-63                                    (913)575-6369
______________________________________________________________________________
(Names, addresses and telephone numbers, including area code, of agents for service)

                            CALCULATION OF REGISTRATION FEE


                                    Proposed         Proposed
                                    Maximum          Maximum       Amount of
Title of Securities  Amount to be   Offering Price   Aggregate    Registration
to be Registered     Registered     Per Share (1)  Offering Price (1)   Fee
------------------------------------------------------------------------------
Common Stock,
$5.00  Par Value     3,000,000     $29.125       $87,375,000   $30,129.52

(1) Estimated solely for purpose of calculating the registration fee based upon the average of the high and low prices for the issuer's common stock reported on the New York Stock Exchange Composite Transactions on September 27, 1996 at $29.125 per share.
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                                  PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     Western Resources, Inc. (the "Company") hereby incorporates by reference the following documents previously filed with the Securities Exchange Commission:

     (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) The Company's current reports on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996;

     (c) The Company's current reports on Form 8-K dated April 14, 1996, April 22, 1996, April 25, 1996, April 26, 1996, April
          29, 1996, May 3, 1996, May 6, 1996, May 10, 1996, May 24,
          1996, June 17, 1996, July 23, 1996, and July 26, 1996.

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed May 5, 1949, as updated by the description contained in Item 7 of the Company's Form 10-Q filed for the quarter ended March 31, 1979; and

     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Company's annual report referenced in (a) above.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to have been incorporated herein by reference, and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The statements as to matters of law and legal conclusions set forth in this Registration Statement and in the documents incorporated by reference herein have been reviewed by John K. Rosenberg, Esq., Executive Vice President and General Counsel of Western Resources, Inc., and are set forth or incorporated by reference herein in reliance upon the opinion of Mr. Rosenberg. At October 1, 1996, Mr. Rosenberg owned directly and/or beneficially 2,900 shares of Common Stock and had been granted pursuant to and subject to the terms of Western Resources, Inc.'s Long-Term Incentive Program 999 performance shares.

     The financial statements and schedules included in or incorporated by reference in this Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.
<page2>

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XVIII of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporate or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Code.

     Section 17-6305 of the Kansas General Corporation Code (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the Company has entered into indemnification agreements with its directors, which provide for indemnification which is broader than that available under Article XVIII and the Indemnification Statute.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed herewith, or incorporate herein by reference:

Exhibit Number                Exhibit Description
---------------------         --------------------------

       5                      Legal Opinion of John K.  Rosenberg, Esq.
      23                      Consent of Arthur Andersen LLP, filed herewith.

ITEM 9.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

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          (iii)     To include any material information with respect to
                    the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15[d] of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
<page4>

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas, on the 1st day of October, 1996.
                                        Western Resources, Inc.
                                        (Registrant)
                                        By JOHN E. HAYES, JR.
                                        JOHN E. HAYES, JR.
                                        Chairman of the Board and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                        TITLE                     DATE

JOHN  E. HAYES, JR.    Chairman of the Board and      October 1, 1996
John E. Hayes, Jr.         Chief Executive Officer
                           (Principal Executive Officer)

STEVEN L. KITCHEN          Executive Vice President and   October 1, 1996
Steven L. Kitchen          Chief Financial Officer
                           (Principal Financial and Accounting Officer)

FRANK J. BECKER            Director                       October 1, 1996
Frank J.  Becker

GENE A. BUDIG              Director                       October 1, 1996
Gene A. Budig

C.Q. CHANDLER              Director                       October 1, 1996
C.Q. Chandler

THOMAS R. CLEVENGER        Director                       October 1, 1996
Thomas R. Clevenger

JOHN C. DICUS              Director                       October 1, 1996
John C. Dicus

DAVID H. HUGHES            Director                       October 1, 1996
David H. Hughes

RUSSELL W. MEYER, JR.      Director                       October 1, 1996
Russell W. Meyer, Jr.

JOHN H. ROBINSON           Director                       October 1, 1996
John H. Robinson

LOUIS W. SMITH             Director                       October 1, 1996
Louis W. Smith

SUSAN M. STANTON           Director                       October 1, 1996
Susan M. Stanton

KENNETH J. WAGNON          Director                       October 1, 1996
Kenneth J. Wagnon

DAVID C. WITTIG            Director                        October 1, 1996
David C. Wittig
<PAGE5>

                                   EXHIBITS

 Exhibit Number          Exhibit Description

          5              Legal Opinion of John K.  Rosenberg, Esq.

         23              Consent of Arthur Andersen LLP, filed herewith.

<PAGE6>